Exhibit 99.1

RE: NN, Inc.
207 Mockingbird Lane
3rd Floor
Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Robbie Atkinson	Marilynn Meek
Corporate Treasurer & Investor Relations	(General info)
(423) 434-8398	212-827-3773

FOR IMMEDIATE RELEASE

November 4, 2015

NN, INC. REPORTS THIRD QUARTER 2015 RESULTS

•	Net sales of $154.8 million, an increase of $29.2 million

•	Adjusted income from operations grew to $15.3 million

•	Adjusted net income of $8.3 million or $0.31 per diluted share

Johnson City, Tenn, November 4, 2015 –NN, Inc., (NASDAQ: NNBR) a diversified industrial company, today reported its financial results for the third quarter ended September 30, 2015.

Third Quarter 2015 Results

Net sales for the third quarter of 2015 increased $29.2 million, or 23% to $154.8 million, compared to $125.6 million for the third quarter of 2014. Acquisitions added $41.6 million in revenue. Negative currency impacts reduced reported net sales by $7.8 million versus the third quarter of last year.

Adjusted income from operations for the third quarter of 2015 was $15.3 million, an increase of 44%, compared to $10.6 million for the same period in 2014. Adjusted net income, which excludes the after-tax impact of foreign exchange on inter-company loans and after-tax acquisition and integration expenses, increased to $8.3 million, or $0.31 per diluted share, compared to $6.3 million, or $0.34 per diluted share for the same period in 2014. In the quarter the Company also issued 7.6 million shares related to the completion of the follow-on stock offering earlier this year.

On a GAAP basis, income from operations for the third quarter of 2015 was $10.1 million, compared to $2.6 million for the same period in 2014. Net income on a GAAP basis for the third quarter of 2015 was $4.6 million, or $0.17 per diluted share. This compares to a net loss $3.8 million, or $0.21 per diluted share in the third quarter of 2014.

Richard Holder, President and Chief Executive Officer, commented, “The third quarter presented a series of challenges in the broader economy that impacted our sales during the quarter. Despite these headwinds we began to see the impact of the NN Operating System as we were able to appropriately manage our business in a rapidly changing environment and deliver strong operating performance.”

Business Group Results

Metal Bearing Components

Net sales for the group decreased $9.0 million to $60.5 million during the third quarter of 2015, compared to $69.6 million for third quarter 2014. Negative currency impacts of $6.7 million as well as volume and price/mix reductions of $2.3 million accounted for the decline. Income from operations for the third quarter was $6.6 million, compared to $7.6 million in the third quarter of 2014.

“Changes in demand in Asia as well as the continued effects of negative currency translation weighed on our MBC business during the quarter as sales declined $9.0 million,” said Holder. “However, the business was still able to hold operating margins on a year over year basis as we continue to drive results through the operating system.”

Autocam Precision Components

Net sales for the third quarter of 2015 were $83.2 million, compared to $46.6 million in the third quarter of 2014, an increase of $36.6 million. Acquisitions accounted for $39.7 million of the increase. Income from operations for the quarter increased $5.4 million to $10.9 million, compared to $5.5 million in the third quarter of 2014.

Holder commented, “The Autocam Precision Components Group continued to perform well despite the conditions in Asia and Brazil. APC’s focus is on CAFE technologies that have adoption rates and growth trends not tied to normal end market cyclicality. In accordance with our continued execution of our Autocam synergy plan we’re announcing the closure of one of our APC facilities early next year.”

Plastic and Rubber Components

Net sales for the third quarter increased $1.6 million to $11.0 million, compared to $9.4 million for the same period in 2014. Income from operations for the quarter was $0.6 million, compared to $0.2 million in 2014.

Precision Engineered Products (PEP) Acquisition Update

Holder commented, “As announced during the third quarter we closed the PEP acquisition in October. Year to date PEP’s sales and margins continue to be in line with our expectations. Starting with the fourth quarter we will be reporting PEP as a segment within our portfolio. Additionally, the PEP Group will include our existing Plastic and Rubber Components Group as part of our continued focus on properly aligning all of our businesses to address the end markets we serve. PEP is an important part of our strategic plan and we again welcome the team to our family.”

Guidance

Holder continued, “As previously committed, beginning with the fourth quarter we will initiate a more comprehensive set of financial guidance designed to help our shareholders have the appropriate information to accurately evaluate our performance. This will include sales, adjusted EBITDA, adjusted operating margin, and adjusted earnings per share. With the completion of the PEP acquisition we will also begin excluding non-cash amortization charges from our adjusted earnings per share. We believe removing these charges provides the shareholder with the best evaluation of the Company’s performance.”

The full set of financial guidance for the fourth quarter and 2016 can be found in our supplemental deck on our website.

Holder concluded, “I am encouraged with our results in the face of an ever changing macro environment. Our focus this year on implementing the NN Operating System and managing our organizational flex has had a significant impact on the quarter as we were able to deliver operating improvements in all of our businesses. Finally, with the announcement and subsequent close of the PEP acquisition we remain focused on executing our strategic plan.”

NN will discuss its results during its quarterly investor conference call tomorrow morning starting at 9:00 a.m. ET. The call and an accompanying slide presentation may be accessed via NN’s website. The conference call can also be accessed by dialing 888-427-9376; conference id – 5901109. For those who are unavailable to listen to the live broadcast, a replay will be available shortly after the call for 90 days.

The attached financial tables include a reconciliation of adjusted income from operations, adjusted net income and adjusted earnings per share to the U.S. GAAP financial measures of income from operations and net income.

NN, Inc., a diversified industrial company manufactures and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis. Headquartered in Johnson City, Tennessee, NN has 43 manufacturing plants in the North America, Western Europe, Eastern Europe, South America and China.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company’s ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, and the successful implementation of the global growth plan including development of new products. Similarly, statements made herein and elsewhere regarding pending or completed acquisitions are also forward-looking statements, including statements relating to the anticipated closing date of an acquisition, the Company’s ability to obtain required regulatory approvals or satisfy closing conditions, the costs of an acquisition and the Company’s source(s) of financing, the future performance and prospects of an acquired business, the expected benefits of an acquisition on the Company’s future business and operations and the ability of the Company to successfully integrate recently acquired businesses.

For additional information concerning such risk factors and cautionary statements, please see the section titled “Risk Factors” in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and quarterly report on form 10-Q for the quarterly period ended September 30, 2015. Except as required by law, we undertake no obligation to update or revise any forward-looking statements we make in our press releases, whether as a result of new information, future events or otherwise.

Financial Tables Follow

NN, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands of Dollars, Except Per Share Data)	2015	2014	2015	2014
Net sales	$154,824	$125,632	$483,425	$334,840
Cost of products sold (exclusive of depreciation and amortization shown separately below)	120,195	100,441	378,220	265,010
Selling, general and administrative	11,949	11,124	37,910	29,799
Acquisition related costs excluded from selling, general and administrative	3,948	5,651	3,948	7,080
Depreciation and amortization	8,610	5,864	25,702	13,824

Income from operations	10,122	2,552	37,645	19,127
Interest expense	4,584	5,622	16,543	6,737
Other expense, net	593	1,557	2,012	1,769

Income (loss) before provision (benefit) for income taxes and share of net income from joint venture	4,945	(4,627)	19,090	10,621
Provision (benefit) for income taxes	936	(562)	4,009	4,247
Share of net income from joint venture	621	225	2,503	225

Net income (loss)	4,630	(3,840)	17,584	6,599
Basic income (loss) per common share:	$0.17	$(0.21)	$0.87	$0.36

Weighted average shares outstanding	26,839	17,979	20,122	17,749

Diluted income (loss) per common share:	$0.17	$(0.21)	$0.86	$0.36

Weighted average shares outstanding	27,167	17,979	20,467	18,120

Cash dividends per common share	$0.07	$0.07	$0.21	$0.21

NN, Inc.

Condensed Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
(In Thousands of Dollars)	2015	2014
Assets
Current assets:
Cash	$40,102	$37,317
Accounts receivable, net	108,144	97,510
Inventories	92,579	91,469
Other current assets	17,560	16,503

Total current assets	258,385	242,799
Property, plant and equipment, net	266,562	278,442
Goodwill, net	85,447	83,941
Intangible asset, net	51,829	52,827
Investment in joint venture	37,088	34,703
Other non-current assets	20,165	20,001

Total assets	$719,476	$712,713

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$60,338	$71,094
Accrued salaries, wages and benefits	18,362	21,148
Current maturities of long-term debt	21,677	22,160
Income taxes payable	4,933	3,274
Current portion of obligations under capital lease	5,066	5,418
Other current liabilities	10,747	14,504

Total current liabilities	121,123	137,598
Non-current deferred tax liabilities	46,950	49,461
Long-term debt, net of current portion	184,356	328,026
Obligations under capital lease, net of current portion	10,759	14,539
Other non-current liabilities	12,584	9,390

Total liabilities	375,772	539,014
Total stockholders’ equity	343,704	173,699

Total liabilities and stockholders’ equity	$719,476	$712,713

NN, Inc.

Reconciliation of Non-GAAP to GAAP Financial Measures

(Unaudited)

Reconciliation of net income to adjusted net income:

	Three Months Ended September 30, 2015		Three Months Ended September 30, 2014
	(In Thousands)	Diluted Earnings Per Share	(In Thousands)	Diluted Earnings Per Share
Net Income	$4,630	$0.17	$(3,840)	$(0.21)
After tax acquisition and integration expenses	3,372	0.13	9,222	0.50
After-tax foreign exchange gain on inter-company loans	284	0.01	880	0.05

Adjusted Net Income	$8,286	$0.31	$6,262	$0.34

Reconciliation of net income to adjusted net income:

	Nine Months Ended September 30, 2015		Nine Months Ended September 30, 2014
	(In Thousands)	Diluted Earnings Per Share	(In Thousands)	Diluted Earnings Per Share
Net Income	$17,584	$0.86	$6,599	$0.36
After tax acquisition and integration expenses	3,808	0.19	10,354	0.57
After-tax foreign exchange loss on inter-company loans	939	0.04	880	0.05

Adjusted Net Income	$22,331	$1.09	$17,833	$0.98

Reconciliation of income from operations to adjusted income from operations:

	Three Months Ended September 30, 2015	Three Months Ended September 30, 2014	Nine Months Ended September 30, 2015	Nine Months Ended September 30, 2014
	(In Thousands)	(In Thousands)	(In Thousands)	(In Thousands)
Income from operations	$10,122	$2,552	$37,645	$19,127
Acquisition and integration expenses	5,138	8,088	5,819	9,858

Adjusted Income from operations	$15,260	$10,640	$43,464	$28,985

The Company discloses in this press release the non-GAAP financial measures of adjusted income from operations and adjusted net income. Each of adjusted income from operations and adjusted net income provide supplementary information about the impacts of acquisition related expenses and foreign-exchange impacts on intercompany loans. We believe the presentation of adjusted income from operations and adjusted net income provides useful information in assessing our results of operations and potential future results. These measures should not be considered as an alternative to their comparable GAAP measures, nor should they be considered in isolation, or as a substitute for analysis of our results reported under GAAP.